Exhibit 99.1

KaloBios Appoints V. Bryan Lawlis, Jr., Ph.D. to Board of Directors

SOUTH SAN FRANCISCO, CA (August 7, 2013): KaloBios Pharmaceuticals, Inc. (Nasdaq:KBIO) today announced the appointment of V. Bryan Lawlis, Jr., Ph.D. to the KaloBios Board of Directors. Dr. Lawlis is President and Chief Executive Officer of Itero Biopharmaceuticals, LLC and also serves as a Director of Biomarin Pharmaceutical, Geron, and Sutro Biopharmaceuticals. Dr. Lawlis replaces former KaloBios Director Brigitte Smith, co-founder and Managing Partner of GBS Ventures.

“Bryan Lawlis is a veteran of the biotechnology industry, with over 30 years experience in the development, manufacture and commercialization of biologics,” said David Pritchard, KaloBios President and Chief Executive Officer. “His extensive industry knowledge and drug development experience, especially in the manufacturing of therapeutic proteins and antibodies, will serve KaloBios well as we advance the development of our portfolio of proprietary, patient-targeted, monoclonal antibodies towards commercialization.”

“We also thank Brigitte Smith for her 10 years of valuable service to KaloBios as a board member during an important phase of our company’s development and growth,” said Mr. Pritchard.

Dr. Lawlis co-founded Itero Biopharmaceuticals, a privately held developer of value-added follow-on and novel therapeutic proteins and antibodies, in 2006. Prior to that, Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation from August 2004, and served on its Board of Directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004, and that company’s Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc. and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin and a Ph.D. in Biochemistry from Washington State University.

About KaloBios

KaloBios Pharmaceuticals, Inc. is developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies designed to treat severe life-threatening or debilitating diseases for which there is an unmet medical need, with a clinical focus on severe respiratory diseases and cancer.

Currently, KaloBios has three drug development programs:

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KB003, an anti-GM-CSF mAb with potential to treat inflammatory diseases, is being developed for the treatment of severe asthma. Enrollment of 160 patients has been completed in a planned 150 patient Phase 2 study in the United States, Europe and Australia.

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KB001-A, an anti-PcrV mAb fragment, is partnered exclusively with Sanofi and is being developed for the prevention and treatment of Pa infection. KaloBios has retained rights for the CF indication and has initiated a 180 patient Phase 2 study in CF subjects with chronic Pa lung infection in the United States. Sanofi is pursuing a ventilator associated pneumonia prevention indication in the intensive care setting, an indication which has received U.S. FDA Fast Track Designation.

•	KB004, an anti-EphA3 mAb, has potential in treating hematologic malignancies and solid tumors. KaloBios is currently testing this drug in a Phase 1 study in subjects with hematologic malignancies.

All of the company’s antibodies were generated using its proprietary Humaneered® technology, a method that converts nonhuman antibodies (typically mouse) into recombinant antibodies that have a high binding affinity to their target and are designed for chronic therapeutic use. The company believes that antibodies produced using its Humaneered® technology offer important clinical and economic advantages over antibodies generated by other methods in terms of high binding affinity, high manufacturing yields, and minimal to no immunogenicity (inappropriate immune response) upon repeat administration in humans.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s clinical development of KB001-A, KB003 and KB004. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the company’s dependence on Sanofi Pasteur for the development and commercialization of KB001-A; the company’s ability to successfully complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect its intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; the company’s ability to attract and retain key personnel; and other factors listed under “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013, the quarterly report on Form 10-Q filed on May 14, 2013 and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update,revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Jeffrey H. Cooper

Chief Financial Officer

KaloBios Pharmaceuticals, Inc.

(650) 243-3146

ir@kalobios.com

Media Contact:

Joan E. Kureczka

Kureczka/Martin Associates

Tel: (415) 821-2413

Mobile: (415) 690-0210

Joan@Kureczka-Martin.com